Exhibit 99.1

Sky Petroleum Establishes Office in Tirana, Albania

AUSTIN, Texas--(BUSINESS WIRE)--February 2, 2011--Sky Petroleum, Inc. (OTCBB: SKPI), an oil and gas company, announces the establishment of its office in Albania. Located in the Sky Tower, Tirana, Albania, the office will focus on the development of the Production Sharing Contract (“PSC”) with respect to the three exploration blocks, Four, Five and Dumre, previously announced on June 24, 2010.

“We are delighted to be opening our office in Tirana, as a first step in establishing operations for our project in Albania,” stated Karim Jobanputra, Sky Petroleum’s chief executive officer. “As we move forward on the many issues related to the exploration blocks, we expect to announce additional operational developments in the near future.”

Exploration Blocks Four, Five, and Dumre

The PSC has a seven-year term with three exploration periods. Upon commercial discovery of gas, the agreement allows for development and production periods of 25 years plus extensions at the Company’s option. Block Four is located in southeast Albania, bordering on Greece; Block Five is located in southwest Albania next to the Adriatic Sea; and Block Dumre is located immediately north of the Kucova oil field. Based on analogous discoveries, it is believed that the prospects contain significant hydrocarbons.

About the Republic of Albania

Albania has a population of 3.5 million people and is located 50 km east of Italy, across the Adriatic Sea in Southeast Europe. Albania is a member of NATO, and has applied to join the European Union. Albania is a proven hydrocarbon producing region with earliest known bitumen production dating back to the Roman Empire. Modern exploration began in the early 1900s. The Patmos – Marinza and Kucova heavy oilfields are among the largest oilfields in Europe. To date there have been ten significant field discoveries that have produced more than 150 million barrels.

About Sky Petroleum

Sky Petroleum (OTCBB: SKPI) is an oil and gas exploration company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com.

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan. Additional discussion of these and other risk factors affecting the company's business and prospects is contained in the company's periodic filings with the SEC.

CONTACT:
Sky Petroleum, Inc.
Investor and Public Relations, 512-687-3427
info@skypetroleum.com